                                 Exhibit D.(XX)
                             AMENDMENT NUMBER 19 TO
                         INVESTMENT MANAGEMENT AGREEMENT

                             Effective May 31, 2007

     Pursuant to the Investment Management Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) ("HIFSCO") and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), the following funds (the "Funds") are hereby included in the definition of Portfolio.

     -    The Hartford Checks and Balances Fund

     -    The Hartford High Yield Municipal Bond Fund

     -    The Hartford Strategic Income Fund

     All provisions in the Agreement shall apply to the management of the Funds, except as stated below.

     The advisory fees for the new portfolios shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Funds:

     THE HARTFORD CHECKS AND BALANCES FUND

FUND                               ANNUAL RATE
----                               -----------
The Hartford Checks and Balances
   Fund                            None

     THE HARTFORD HIGH YIELD MUNICIPAL BOND FUND
     THE HARTFORD STRATEGIC INCOME FUND

                          ANNUAL
NET ASSET VALUE            RATE
---------------           ------
First $500 million         0.550%
Next $500 million          0.500%
Next $4 billion           0.4750%
Next $5 billion            0.455%
Amount over $10 billion    0.445%

HARTFORD INVESTMENT FINANCIAL           THE HARTFORD MUTUAL FUNDS, INC.
SERVICES, LLC


By: /s/ John C. Walters                By:  /s/ Robert Arena
    ---------------------------------       ------------------------------------
    John C. Walters                         Robert Arena
    Executive Vice President                Vice President

HMF, Inc.